Exhibit 10.46

TWENTY FOURTH AMENDMENT TO

GENERAL CREDIT AND SECURITY AGREEMENT

(A Fifteenth Amendment does not exist)

THIS AGREEMENT, dated and effective as of December 1, 2008, between SPECTRUM Commercial Services Company, a Minnesota Corporation, having its mailing address and principal place of business at Two Appletree Square, Suite 415, Bloomington, Minnesota 55425 (herein called “Lender” or “SCS”), and Appliance Recycling Centers of America, Inc., a Minnesota corporation, having the mailing address and principal place of business at 7400 Excelsior Boulevard, Minneapolis, MN 55426, (herein called “Borrower”), amends that certain General Credit and Security Agreement dated August 30, 1996, (“Credit Agreement”) as amended.  Where the provisions of this Agreement conflict with the Credit Agreement, the intent of this Agreement shall control.

1.               The definition of “Borrowing Base” appearing in Paragraph 2 is amended in its entirety to read as follows:

“Borrowing Base” shall mean the sum of:

(i) Eighty percent (80%) of the net amount of Eligible Receivables or such greater or lesser percentage as Lender, in its sole discretion, shall deem appropriate;

(ii) Plus, the lesser of: (x) Fifty percent (50%) of the net amount of Eligible Scratch and Dent Inventory, plus Eighty percent (80%) of the net amount of Eligible Whirlpool Inventory; or (y) Twelve Million and No/100ths Dollars ($12,000,000);

(iii) Minus, twenty percent (20%) of the amount of issued but unpaid financing authorizations issued by Lender in favor of Whirlpool Corporation;

(iv) Minus, fifty percent (50%) of the amount of issued but unpaid financing authorizations issued by Lender in favor of General Electric Company, GE Appliances or any other company;

(v) Minus, commencing April 1, 2008, $50,000 times the number of Borrower’s retail locations (excluding Compton, California and St. Louis Park, Minnesota) where the landlord of such location has not executed a landlord acknowledgement agreement in form and substances satisfactory to Lender.  This special availability reserve will be waived if at least ten such agreements are signed by April 1, 2008.

(iv)  Notwithstanding the above, any of the percentages and/or dollar amounts described in this definition of Borrowing Base may be increased or decreased, in any amount, which Lender, in its sole and absolute discretion, deems appropriate.  In addition, it should be noted that Lender reserves the right, in its sole discretion, to establish additional availability reserves for any reason, including but not limited to providing for liabilities for personal property and other taxes.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM COMMERCIAL SERVICES COMPANY	APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By	By
Steven I. Lowenthal, Co-CEO	Edward R. Cameron, CEO

REAFFIRMATION

Of Edward R. Cameron

The undersigned, Edward R. “Jack” Cameron, hereby reaffirms all of the terms of the Support Agreement issued by him in favor of SPECTRUM Commercial Services Company (including its participants and assigns) and dated as of December 29, 2004, and acknowledges that such agreement is in full force and effect according to its terms.  The undersigned understands and acknowledges that this Reaffirmation is required by SPECTRUM Commercial Services Company as a condition to the execution of the Twenty Third Amendment to the General Credit and Security Agreement between Appliance Recycling Centers of America, Inc. and SPECTRUM Commercial Services Company.

Dated as of: , 2008
Edward R. Cameron